Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for First Quarter 2022

Conference Call and Live Audio Webcast Scheduled for Wednesday, May 11, 2022, at 10:00 a.m. ET

Corporate Highlights

•	During first quarter of 2022, completed two structured debt transactions deploying $18.5 million with an additional $4.2 million funded to existing borrowers
•	Received a $10.7 million cash payment from B&D Dental to successfully resolve long-running non-accrual position. Loan carried at $8.3 million with gain recognized during the quarter
•	First quarter 2022 GAAP net income grew 2.9% to $3.5 million compared to the first quarter 2021
•	SWK well positioned for current capital markets environment with cash and unfunded credit facility availability totaling $63.4 million as of March 31, 2022

Finance Receivables Segment Update

•	As of March 31, 2022, non-GAAP tangible financing book value per share was $18.39, a 12.7% increase from March 31, 2021
•	First quarter 2022 finance portfolio effective yield was 13.9%, a 0.1% increase compared with 13.8% for the first quarter 2021
•	First quarter 2022 finance portfolio realized yield was 22.5%, a 580 bps year-over-year increase
•	First quarter 2022 core finance receivables business adjusted non-GAAP net income was $8.4 million, a 25% increase from the first quarter of 2021
•	As of March 31, 2022, total investment assets were $195.8 million, a 10.6% decrease from March 31, 2021
•	For the trailing twelve months ended March 31, 2022, SWK’s core finance receivables segment generated a 14.6% adjusted return on tangible book value

Dallas, TX, May 11, 2022 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the first quarter ended March 31, 2022.

“SWK’s core specialty finance business performed well during the quarter highlighted by a 22.5% realized yield as solid loan performance was buttressed by the successful B&D Dental loan resolution, Acerus loan repayment, and upside in the royalty portfolio,” stated Winston Black, Chairman and CEO of SWK. “SWK originated two loans during the quarter and our pipeline exceeds historical levels. We are carefully pursuing opportunities with an eye towards selectively funding high quality assets positioned to weather a capital market drought. We are also in regular contact with our existing borrowers discussing business trends and capital markets conditions.”

Mr. Black concluded, “The team at our Enteris BioPharma subsidiary is pursuing multiple business development opportunities for its Peptelligence® and ProPerma® oral drug formulation technologies. Enteris is currently advancing four feasibility programs targeting therapeutic indications with others anticipated near-term. Additionally, Enteris’ internal development pipeline continues to advance, and we are pleased to report that research involving oral formulations of leuprolide developed utilizing Peptelligence are scheduled to be featured in two poster presentations at the 104th annual meeting of The Endocrine Society (ENDO 2022) in June.”

First Quarter 2022 Financial Results

For the first quarter 2022, SWK reported total revenue of $11.1 million, a 18% increase compared to $9.4 million for the first quarter 2021. Finance Receivables segment revenue increased $1.7 million year-over-year to $10.4 million, with the increase consisting of a $2.6 million increase in fees and interest due to the early payoff of two term loans during the quarter, as well as a $1.9 million increase in revenue from new and existing loans. The increase in revenue was partially offset by a $2.0 million decrease in interest and fees earned on finance receivables that were paid off in 2021 and a $1.0 million net decrease in royalty revenue when compared to the same period of the previous year.

Income before taxes for the quarter was $4.6 million compared to $4.3 million for the same period the previous year, an increase of 7%. The year-over-year increase is due to a $1.7 million increase in income from our Finance Receivables segment and a $0.4 million decrease in expenses. The decrease in expenses included a $1.0 million decrease in depreciation and amortization expense related to the Enteris fixed and intangible assets. The decrease was offset by a $0.3 million increase in general and administrative expense, a $0.4 million increase in our research and development expenses related to internal pipeline programs, and a $1.9 million decrease in the change in fair value of our warrant assets and marketable investments.

For the first quarter 2022, non-GAAP adjusted net income was $6.0 million, an increase from $4.7 million for the first quarter 2021. Non-GAAP adjusted net income for the Finance Receivables segment was $8.4 million, an increase from $6.8 million for the first quarter 2021. First quarter 2022 non-GAAP adjusted net income includes $0.2 million in non-recurring expenses from the Company’s strategic review process.

GAAP net income for the quarter ended March 31, 2022 increased 2.6% to $3.5 million, or $0.27 per diluted share, from $3.4 million, or $0.26 per diluted share for the first quarter 2021.

Income-producing assets (defined as finance receivables and corporate debt securities) totaled $188.4 million as of March 31, 2022. This is a 10.4% decrease compared with income-producing assets of $210.2 million as of March 31, 2021. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $195.8 million as of March 31, 2022, compared to the March 31, 2021 total investment assets of $219.1 million.

Tangible financing book value per share totaled $18.39 as of March 31, 2022, a 12.7% increase from $16.31 as of March 31, 2021. Management views tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Book value per share was $19.58 as of March 31, 2022, compared to $17.00 as of March 31, 2021.

Tables detailing SWK’s financial performance for the first quarter 2022 are below.

Portfolio Status

At the end of the first quarter 2022, the weighted average projected effective yield of 13.9% for the finance receivables portfolio, including non-accrual positions, increased slightly from 13.8% for the same period of the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

For the first quarter 2022, the realized yield of the finance receivables portfolio was 22.5%, versus 16.7% for the same period the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

Non-accrual loans totaled $9.8 million, while non-accrual royalty purchases, net of credit loss allowances, totaled $3.2 million. The $9.8 million loan to Flowonix Medical Inc. remains on non-accrual, and SWK continues to work with Flowonix to achieve a resolution.

During the quarter SWK deployed $18.5 million in two structured debt transactions to AOTI and Acer Therapeutics, while SWK borrowers B&D Dental and Acerus Pharmaceuticals fully repaid their credit obligations. SWK funded $4.2 million to existing borrowers with an additional $1.3 million funded after quarter close. As of May 9, 2022, SWK had $1.9 million of unfunded commitments.

Total portfolio investment activity for the three months ended March 31, 2022, and 2021 was as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
Beginning Portfolio	$189,616	$212,405
Early payoffs	(13,715)	—
Interest income paid-in-kind	734	13
Investment in finance receivables and marketable investments	22,700	7,333
Loan discount and fee accretion	269	602
Net unrealized gain (loss) on marketable investments and warrant assets	(721)	983
Principal payments received on investments	(1,163)	(1,321)
Royalty paydowns	(2,113)	(1,001)
Warrant investments, net of cancellations	152	—
Ending Portfolio	$195,759	$219,014

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month period ended March 31, 2022 and 2021. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets, legal and board expenses incurred in connection with the Company’s strategic review, and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended March 31,
	2022	2021
Net income	$3,478	$3,389
Add: income tax expense	1,087	939
Add: Enteris amortization expense	497	1,601
Add (subtract): unrealized net loss (gain) on derivatives	693	(283)
Add (subtract): unrealized net loss (gain) on equity securities	28	(932)
Add: strategic review expenses	227	—
Adjusted income before income tax expense	$6,010	$4,714
Adjusted income tax expense	—	—
Non-GAAP net income	$6,010	$4,714

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration. Management has also deducted legal and board expenses associated with the Company’s strategic review process because management believes these expenses are not reflective of operational execution.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended March 31, 2022 and 2021. The table eliminates Enteris operating (income) and loss. The adjusted income before income taxes is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended March 31,
	2022	2021
Non-GAAP net income	$6,010	$4,714
Subtract: Enteris operating loss, excluding amortization expense	2,427	2,040
Adjusted Finance Receivables segment income before income tax expense	$8,437	$6,754
Adjusted income tax expense	—	—
Non-GAAP Finance Receivables Net Income	$8,437	$6,754

Rights Agreement Expiration

SWK has determined to allow the Rights Agreement, dated as of April 8, 2016 by and between SWK Holdings Corporation and Computershare Trust Company, N.A., as amended, to expire on its termination date of May 31, 2022.

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Wednesday, May 11, 2022, at 10:00 a.m. ET, to discuss its corporate and financial results for the first quarter 2022. Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

Passcode: 10166330

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on May 11, 2022.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP finance receivable segment net income, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition). Management has also deducted legal and board expenses associated with the Company’s strategic review process because management believes these expenses are not reflective of operational execution.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction. Adjusted return on tangible financing book value is calculated by dividing finance receivables segment adjusted non-GAAP net income by Tangible financing book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$41,399	$42,863
Interest and accounts receivable, net	1,979	1,803
Marketable investments	1,006	1,034
Other current assets	1,576	1,727
Total current assets	45,960	47,427

Finance receivables, net	188,278	181,553
Marketable investments	106	119
Cost method investment	3,491	3,491
Deferred tax asset, net	19,460	20,539
Warrant assets	2,878	3,419
Intangible assets, net	9,467	9,964
Goodwill	8,404	8,404
Property and equipment, net	5,991	5,779
Other non-current assets	1,915	1,970
Total assets	$285,950	$282,665

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	4,863	5,087
Revolving credit facility	—	8
Total current liabilities	4,863	5,095

Contingent consideration payable
Other non-current liabilities	8,530	8,530
Total liabilities	1,758	1,804
	15,151	15,429
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,834,813 and 12,836,133 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	13	13
Additional paid-in capital	4,431,804	4,431,719
Accumulated deficit	(4,161,018)	(4,164,496)
Total stockholders’ equity	270,799	267,236
Total liabilities and stockholders’ equity	$285,950	$282,665

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues:
Finance receivable interest income, including fees	$10,415	$8,679
Pharmaceutical development	236	198
Other	480	496
Total revenues	11,131	9,373
Costs and expenses:
Interest expense	80	145
Pharmaceutical manufacturing, research and development expense	1,901	1,548
Depreciation and amortization expense	704	1,682
General and administrative	3,160	2,885
Income from operations	5,286	3,113
Other (expense) income, net
Unrealized net (loss) gain on derivatives	(693)	283
Unrealized net (loss) gain on equity securities	(28)	932
Income before income tax expense	4,565	4,328
Income tax expense	1,087	939
Net income	$3,478	$3,389
Net income per share
Basic	$0.27	$0.26
Diluted	$0.27	$0.26
Weighted Average Shares
Basic	12,830	12,793
Diluted	12,888	12,810

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$3,478	$3,389
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance costs	14	46
Deferred income taxes	1,079	918
Change in fair value of warrants	693	(283)
Change in fair value of equity securities	28	(699)
Loan discount amortization and fee accretion	(421)	(628)
Interest income paid-in-kind	(734)	(13)
Stock-based compensation	85	177
Depreciation and amortization expense	704	1,682
Changes in operating assets and liabilities:
Interest and accounts receivable	(176)	(260)
Other assets	(225)	(308)
Accounts payable and other liabilities	(270)	350
Net cash provided by operating activities	4,255	4,371

Cash flows from investing activities:
Investment in equity securities	—	(233)
Investment in finance receivables	(22,700)	(7,100)
Repayment of finance receivables	16,978	2,304
Corporate debt securities principal payments	13	18
Purchases of property and equipment	(58)	(321)
Other	56	163
Net cash used in investing activities	(5,711)	(5,169)

Cash flows from financing activities:
Net payments on credit facility	(8)	(600)
Net cash used in financing activities	(8)	(600)

Net decrease in cash and cash equivalents	(1,464)	(1,398)
Cash and cash equivalents at beginning of period	42,863	3,008
Cash and cash equivalents at end of period	$41,399	$1,610